Exhibit 4.12

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the common stock, without par value, of H&R Block, Inc., a Missouri corporation (the “Company,” “we,” “us,” or “our”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The brief description is based upon our amended and restated articles of incorporation, amended and restated bylaws, and provisions of applicable law. The following description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of our amended and restated articles of incorporation (our “articles”) and amended and restated bylaws (our “bylaws”), which we have filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein.

GENERAL

The Company’s authorized capital stock consists of 800,000,000 shares of common stock, without par value, and 6,000,000 shares of preferred stock, without par value, 1,200,000 shares of which have been designated as Participating Preferred Stock, and 500,000 shares of which have been designated as Delayed Convertible Preferred Stock.

COMMON STOCK

Voting Rights

The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends

The holders of our common stock are entitled to such dividends as our Board of Directors may declare from time to time from legally available funds, subject to limitations under Missouri law and the preferential rights of the holders of any outstanding shares of preferred stock.

Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, in all assets remaining after payment to creditors and subject to prior distribution rights granted to the holders of any outstanding shares of preferred stock.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, conversion or other rights to subscribe for additional securities and there are no redemption or sinking fund provisions applicable to our common stock.

Fully Paid and Non-assessable

All of the outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

Our Board of Directors is authorized, without any further action by our shareholders, but subject to the limitations imposed by The General and Business Corporation Law of Missouri (the “MGBCL”), to issue up to 6,000,000 shares of preferred stock in one or more classes or series. Our Board of Directors may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. Also, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

We may issue additional shares of common stock or preferred stock without shareholder approval, subject to applicable rules of the New York Stock Exchange and Missouri law, for a variety of corporate purposes, including future public or private offerings to raise capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common stock and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR ARTICLES AND BYLAWS

The following is a brief description of the provisions in our articles and bylaws that could have an effect of delaying, deferring, or preventing a change in control of the Company.

Size of Board

Our articles and bylaws provide that the number of directors shall not be less than seven nor more than twelve, the exact number of which to be fixed by a resolution adopted by the affirmative vote of a majority of our whole Board of Directors.

Director Vacancies

Our articles and bylaws provide that any vacancies on our Board of Directors and newly created directorships will be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director.

Advance Notice for Shareholder Proposals and Nominations

Our bylaws contain provisions requiring advance notice be delivered to the Company of any business to be brought by a shareholder before an annual meeting and providing for procedures to be followed by shareholders in nominating persons for election to our Board of Directors, including shareholder nominees to be included in our proxy statement. A shareholder must give notice no later than the 90th day nor earlier than the 120th days before the one-year anniversary of the date on which we held our annual meeting of shareholders the previous year. The notice must contain the information required by our bylaws, and the shareholder(s) and nominee(s) must comply with the information and other requirements required by our bylaws.

No Cumulative Voting

Our bylaws do not provide for cumulative voting for our directors. The absence of cumulative voting may make it more difficult for shareholders owning less than a majority of our common stock to elect any directors to our Board.

Limitations on Liability of Directors; Indemnification of Directors and Officers

Missouri law authorizes corporations to limit the personal liability of directors to corporations and shareholders for monetary damages for breaches of directors’ fiduciary duties. Our articles and bylaws limit, to the fullest extent permitted by Missouri law, the liability of our directors to us or our shareholders for monetary damages for any breach of fiduciary duty as a director; provided that the foregoing does not eliminate or limit the liability of a director who has not met the applicable standard of conduct set forth in Sections 351.355.1 or 351.355.2 of the MGBCL.

Subject to certain limitations, our bylaws provide that our directors and officers must be indemnified and other persons may be indemnified and provide for the advancement to them of expenses incurred in connection with actual or threatened proceedings and claims arising out of their status as our director or officer, or if serving at our request, to the fullest extent permitted by Missouri law. In addition, Missouri law expressly authorizes us to purchase and maintain directors’ and officers’ insurance providing indemnification for our directors, officers, employees or agents or if serving at the request of such persons. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors, officers, employees and other agents.

The limitation of liability and indemnification provisions in our articles and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors, officers, employees and other agents, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors, officers, employees, and other agents pursuant to these indemnification provisions.

Approval of Transactions with Related Parties

Our articles require the approval of the holders of not less than a majority of our issued and outstanding shares of capital stock entitled to vote on a matter to approve certain transactions with any shareholder owning 15% or more of our outstanding shares of capital stock at the time of approval of the transaction (a “Related Person”). The covered transactions include a merger, sale of 20% or more of the fair market value of our assets, issuance of securities, a reclassification that increases the voting power of the Related Person, any liquidation or dissolution, or any agreement to do the foregoing. Approval by a majority is not required in certain circumstances, including if the transaction has been approved by two-thirds of our directors who were also directors prior to the time that the Related Person became a Related Person or who subsequently became a director whose election was approved by a vote of a majority of such directors or if the transaction is a merger and the consideration is at a specified level.

MISSOURI STATUTORY PROVISIONS

Missouri law also contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including those discussed below.

Limitations on Shareholder Action by Written Consent

The MGBCL provides that any action by written consent of shareholders in lieu of a meeting must be unanimous.

Business Combination Statute

The MGBCL contains a “business combination statute” which restricts certain “business combinations” between us and an “interested shareholder,” or affiliates or associates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder’s acquisition of stock is approved by our board on or before the date the interested shareholder obtains such status.

The statute also prohibits business combinations after the five-year period following the transaction in which the person becomes an interested shareholder unless the business combination or purchase of stock prior to becoming an interested shareholder is approved by our board prior to the date the interested shareholder obtains such status. The statute provides that, after the expiration of such five-year period, business combinations are prohibited unless:

•the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, approve the business combination; or

•the business combination satisfies certain detailed fairness and procedural requirements.

A “business combination” for this purpose includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock, the liquidation or dissolution of the corporation by the interested shareholder or any of its affiliates or associates, any reclassifications, recapitalizations or other transactions that increase the proportionate voting power of the interested shareholder, and the receipt of any benefit of any loans, advances or other financial assistance, or tax advantages by the corporation where such benefit is not proportional to the other shareholders of the corporation. An “interested shareholder” for this purpose generally means any person, other than the corporation or its subsidiaries, who, together with its, his, or her affiliates and associates, owns or controls, or by agreement or other understanding has the right to own or control in the future, 20% or more of the outstanding shares of the corporation’s voting stock, including affiliates or associates of such corporation who possessed such ownership or control, or right of ownership or control, within the five-year period prior to the date of the transaction at issue.

A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its articles of incorporation. We have not done so.

The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our board prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.

Control Share Acquisition Statute

The MGBCL also has a “control share acquisition statute.” This statute may limit the rights of a shareholder to vote some or all of his shares. A shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by such shareholder, except the shares owned or controlled for more than ten years prior to the date of the control share acquisition, to exercise or direct the exercise of more than a specified percentage of our outstanding stock (beginning at 20%) will lose the right to vote some or all of his shares in excess of such percentage unless the shareholders approve the acquisition of such shares.

In order for the shareholders to grant approval, the acquiring shareholder must meet certain disclosure requirements specified in the statute. In addition, a majority of the outstanding voting shares, as determined before the acquisition, must approve the acquisition. Furthermore, a majority of the outstanding voting shares, as determined after the acquisition, but excluding shares held by (i) the acquiring shareholder or a member of a group of acquiring shareholders, (ii) employee directors or (iii) officers appointed by the board of directors, must approve the acquisition. If the acquisition is approved, the statute grants certain rights to dissenting shareholders.

Not all acquisitions of shares constitute control share acquisitions. The following acquisitions generally do not constitute control share acquisitions: (a) good faith gifts; (b) transfers in accordance with wills or the laws of descent and distribution; (c) purchases made in connection with an issuance by us; (d) purchases by any compensation or benefit plan; (e) the conversion of debt securities; (f) purchases from holders of shares representing two-thirds of our voting power; provided such holders act simultaneously; (g) satisfaction of a pledge or other security interest created in good faith; (h) mergers involving us which satisfy the other requirements of the MGBCL; (i) transactions with a person who owned a majority of our voting power within the prior year; or (j) purchases from a person who previously satisfied the requirements of the control share statute, so long as the acquiring person does not have voting power after the ownership in a different ownership range than the selling shareholder prior to the sale.

A Missouri corporation may opt out of coverage by the control share acquisition statute by including a provision to that effect in its governing corporate documents. We have not done so.

Take-Over Bid Disclosure Statute

The MGBCL’s “take-over bid disclosure statute” requires that, under some circumstances, including inapplicability of disclosure required by the Exchange Act, before making a tender offer that would result in the offeror owning or acquiring control of more than 5% of our outstanding stock, except for transactions by dealers in the ordinary course of business, an exchange for other securities that does not constitute a public offering under the Securities Act and is made in good faith, transactions with not more than 50 shareholder offerees made in good faith, and transactions by a shareholder who owns or controls a majority of our outstanding stock prior to such tender offer, the offeror must file certain disclosure materials with the Commissioner of the Securities Division of the Missouri Secretary of State.

Other Constituency Considerations

The MGBCL also contains a statute pursuant to which a board of directors, when exercising its business judgment concerning any “acquisition proposal,” may consider the following factors, among others: (a) the consideration being offered in the acquisition proposal in relation to the board’s estimate of: (i) the current value of the corporation in a freely negotiated sale of either the corporation by merger, consolidation or otherwise, or all or substantially all of the corporation’s assets; (ii) the current value of the corporation if orderly liquidated; (iii) the future value of the corporation over a period of years as an independent entity discounted to current value; (b) then existing political, economic and other factors bearing on security prices generally or the current market value of the corporation’s securities in particular; (c) whether the acquisition proposal might violate federal, state or local laws; (d) social, legal and economic effects on employees, suppliers, customers and others having similar relationships with the corporation, and the communities in which the corporation conducts its businesses; (e) the financial condition and earning prospects of the person making the acquisition proposal including the person’s ability to service its debt and other existing or likely financial obligations; and (f) the competence, experience and integrity of the person making the acquisition proposal.

An “acquisition proposal” for this purpose includes any proposal of any person: (a) for a tender offer, exchange offer or other comparable offer for any equity securities of the corporation; (b) to merge or consolidate the corporation with another corporation; or (c) to purchase or otherwise acquire all or a substantial part of the assets of the corporation.

Our bylaws include a provision permitting our Board of Directors to consider non-price factors, such as those listed above, in connection with considering a tender offer for our stock.

LISTING

Our common stock is traded on the New York Stock Exchange under the symbol “HRB.”

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Equiniti Trust Company d/b/a EQ Shareowner Services.